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                                                                     EXHIBIT 4.2

                             WASTE MANAGEMENT, INC.

                  OFFICERS' CERTIFICATE DELIVERED PURSUANT TO
           SECTION 301 OF THE INDENTURE DATED AS OF SEPTEMBER 10, 1997

         The undersigned, the Senior Vice President and Chief Financial Officer, and the Senior Vice President, General Counsel and Secretary of Waste Management, Inc. (the "Company"), hereby certify that:

         1. This Certificate is delivered to The Chase Manhattan Bank, as successor to Texas Commerce Bank National Association, as trustee (the "Trustee"), pursuant to Sections 102 and 301 of the Indenture dated as of September 10, 1997 between the Company, formerly known as USA Waste Services, Inc., and the Trustee in connection with the Company Order dated February 9, 2001 (the "Order") for the authentication and delivery by the Trustee of $600,000,000 aggregate principal amount of 7 3/8% Notes due 2010 ("Notes").

         2. The undersigned have read Sections 102, 103, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

         3. The statements made herein are based either upon the personal knowledge of the persons making this Certificate or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved.

         4. The undersigned have examined the Order, and they have examined the covenants, conditions and provisions of the Indenture relating thereto.

         5. In the opinion of the persons making this Certificate, they have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the Order have been complied with.

         6. All conditions precedent provided in the Indenture to the authentication by the Trustee of $600,000,000 aggregate principal amount of Notes have been complied with, and such Debt Securities may be delivered in accordance with the Order as provided in the Indenture.

         7. The terms of the Notes (including the Form of Note) as set forth in Annex A to this Officers' Certificate have been approved by officers of the Company as duly authorized by the Board of Directors of the Company as of April 30, 1999 and May 14, 1999.
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         IN WITNESS WHEREOF, the undersigned has hereunto executed this
Certificate as of February 9, 2001.



                                          --------------------------------------
                                          William L. Trubeck
                                          Senior Vice President and
                                          Chief Financial Officer



                                          --------------------------------------
                                          Lawrence O'Donnell, III
                                          Senior Vice President, General Counsel
                                          and Secretary
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                                                                         ANNEX A

                               TERMS OF THE NOTES
                               ------------------

         Pursuant to authority granted by the Board of Directors of the Company on April 30, 1999 and May 14, 1999, the Company has approved the establishment, issuance, execution and delivery of a new series of Securities (as defined in the Indenture) to be issued under the Indenture dated as of September 10, 1997 (the "Indenture"), between the Company, formerly known as USA Waste Services, Inc., and The Chase Manhattan Bank, as successor to Texas Commerce Bank National Association, as trustee (the "Trustee"), the terms of which are set forth below. Capitalized terms used but not defined herein are used herein as defined in the Indenture.

         (1) The title of the series of Securities shall be "7 3/8% Senior Notes due 2010" (the "Notes").

         (2) The Notes shall be general unsecured, senior obligations of the Company.

         (3) The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be limited to $600,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 907 or 1107 of the Indenture).

         (4) The principal amount of each Note shall be payable on August 1, 2010.

         (5) Each Note shall bear interest from February 9, 2001 at the fixed rate of 7 3/8% per annum; the interest payment dates on which such interest shall be payable shall be February 1 and August 1 ("Interest Payment Dates"), of each year, commencing August 1, 2001, until maturity unless such date falls on a day that is not a Business Day, in which case, such payment shall be made on the next day that is a Business Day; the record date for the determination of Holders to whom interest is payable shall be January 15 or July 15, respectively, immediately preceding such date, as the case may be.

         (6) The Notes are to be issued as Registered Securities. Each Note is to be issued as a book-entry note ("Book-Entry Note") but in certain circumstances may be represented by Notes in definitive form. The Book-Entry Notes shall be issued, in whole or in part, in the form of one or more Notes as contemplated by Section 203 of the Indenture. The Depositary for such Notes shall be The Depository Trust Company, New York, New York.
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         (7)  Payments of principal of, premium, if any, and interest due on the
              Notes representing Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 11:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

         (8) The Notes will be redeemable, at the option of the Company, at any time in whole, or from time to time in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present value of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the Redemption Price) thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined in the Notes) plus 30 basis points; plus, in either case, accrued interest to the Redemption Date.

         (9) The Notes shall not be redeemable through the operation of any sinking fund or analogous provision.

         (10) The Notes will be subject to defeasance and discharge as contemplated by Section 1302 of the Indenture and to covenant defeasance under Section 1303 of the Indenture.

         (11) The Notes shall be entitled to the benefit of the covenants contained in Sections 1008 and 1009 of the Indenture.

         (12) The Trustee shall serve initially as Security Registrar for the Notes.

         (13) The Notes shall be substantially in the form of Exhibit A hereto.
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                                    EXHIBIT A

                                       TO

                               TERMS OF THE NOTES

                                 (FORM OF NOTE)